As filed with the Securities and Exchange Commission on March 30, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MAXLINEAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	14-1896129
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5966 La Place Court, Suite 100

Carlsbad, California 92008

(Address of Principal Executive Offices)(Zip Code)

2010 EQUITY INCENTIVE PLAN

2010 EMPLOYEE STOCK PURCHASE PLAN

ENTROPIC COMMUNICATIONS, INC. 2007 EQUITY INCENTIVE PLAN

ENTROPIC COMMUNICATIONS, INC. 2007 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

2004 STOCK PLAN

(Full title of the plan)

Kishore Seendripu, Ph.D.

5966 La Place Court, Suite 100

Carlsbad, California 92008

(Name and address of agent for service)

(760) 692-0711

(Telephone number, including area code, of agent for service)

Copies to:

Robert F. Kornegay

Jason Skolnik

Wilson Sonsini Goodrich & Rosati

Professional Corporation

12235 El Camino Real, Suite 200

San Diego, California 92130

(858) 350-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock ($0.0001 par value) under the 2010 Equity Incentive Plan	11,113,367 shares(2)	$26.13(3)	$290,392,279.71	$24,335.84(4)
Common Stock ($0.0001 par value) under the 2010 Equity Incentive Plan	1,870,923 shares(5)	$6.84(6)	$12,797,113.32	$1,483.19
Common Stock ($0.0001 par value) under the 2010 Employee Stock Purchase Plan	1,780,443 shares(7)	$22.21(8)	$39,543,639.03	$3,301.10(4)
Common Stock ($0.0001 par value) under the Entropic Communications, Inc. 2007 Equity Incentive Plan	152,602 shares(5)	$15.17(6)	$2,314,972.34	$19.88(4)
Common Stock ($0.0001 par value) under the Entropic Communications, Inc. 2007 Equity Incentive Plan	43,950 shares(9)	$26.13(3)	$1,148,413.50	$87.44(4)
Common Stock ($0.0001 par value) under the Entropic Communications, Inc. 2007 Non-Employee Directors’ Stock Option Plan	32,624 shares(5)	$19.09(6)	$622,792.16	$(0.19)(4)
Common Stock ($0.0001 par value) under the 2004 Stock Plan	878,316 shares(5)	$5.07(6)	$4,453,062.12	$516.11
TOTAL	15,872,225 shares		$351,272,272.18	$29,743.37(4)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under any of the listed plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Represents (i) 7,468,715 shares of common stock reserved for issuance pursuant to future awards under the Registrant’s 2010 Equity Incentive Plan, as amended (the “2010 EIP”), and (ii) 3,644,652 shares of common stock that were issuable upon vesting of restricted stock units outstanding under the 2010 EIP as of the date of this Registration Statement. Such shares also include shares of Class A Common Stock (the “Class A Common Stock) (the predecessor security) that were automatically added to the shares authorized for issuance under the 2010 EIP, on January 1, 2017 pursuant to Section 3(b) of the 2010 EIP. Pursuant to such provision, on January 1st of each fiscal year commencing in 2011, the number of shares authorized for issuance under the 2010 EIP is automatically increased by a number equal to the lesser of (i) 2,583,311 shares, (ii) four percent (4%) of the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding on December 31st of the preceding fiscal year calculated on a fully diluted basis, and (iii) a lesser number of shares that may be determined by the Registrant’s Board of Directors or a duly authorized committee of the Board of Directors. Pursuant to such provision, on January 1, 2017, an additional 2,583,311 shares were added to the 2010 EIP share reserve.
(3)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the total registration fee. Computation based upon the average of the high and low prices of the Class A Common Stock as reported on the New York Stock Exchange on March 23, 2017. As described in the Explanatory Note below, the Class A Common Stock automatically converted into Shares on a one-for-one basis on March 29, 2017.
(4)	The Registrant previously paid $1,026.20 in registration fees with respect to Registration Statement on Form S-8 (Registration No. 333-180666) filed on April 11, 2012 pertaining to the registration of 1,744,882 shares of Class A Common Stock, of which $810.52 remains unutilized and therefore remains available for future registration fees pursuant to Rule 457(p) under the Securities Act. The Registrant previously paid $1,302.16 in registration fees with respect to Registration Statement on Form S-8 (Registration No. 333-187395) filed on March 20, 2013 pertaining to the registration of 1,724,691 shares of Class A Common Stock, of which $1,028.82 remains unutilized and therefore remains available for future registration fees pursuant to Rule 457(p) under the Securities Act. The Registrant previously paid $2,242.10 in registration fees with respect to Registration Statement on Form S-8 (Registration No. 333-194856) filed on March 28, 2014 pertaining to the registration of 1,855,347 shares of Class A Common Stock, of which $1,771.56 remains unutilized and therefore remains available for future registration fees pursuant to Rule 457(p) under the Securities Act. The Registrant previously paid $1,853.63 in registration fees with respect to Registration Statement on Form S-8 (Registration No. 333-203034) filed on March 26, 2015 pertaining to the registration of 1,990,324 shares of Class A Common Stock, of which $1,618.36 remains unutilized and therefore remains available for future registration fees pursuant to Rule 457(p) under the Securities Act. The Registrant previously paid $4,375.22 in registration fees with respect to Registration Statement on Form S-8 (Registration No. 333-204017) filed on May 8, 2015 pertaining to the registration of 3,176,896 shares of Class A Common Stock, of which $366.46 remains unutilized and therefore remains available for future registration fees pursuant to Rule 457(p) under the Securities Act. The Registrant previously paid $5,373.38 in registration fees with respect to Registration Statement on Form S-8 (Registration No. 333-210418) filed on March 25, 2016 pertaining to the registration of 3,276,127 shares of Class A Common Stock, of which $5,373.38 remains unutilized and therefore remains available for future registration fees pursuant to Rule 457(p) under the Securities Act.
(5)	Represents shares of common stock reserved for issuance pursuant to stock option awards outstanding under the applicable plan as of the date of this Registration Statement.
(6)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of the weighted average exercise price of options outstanding under the applicable Plan.
(7)	Includes shares of Class A Common Stock that were automatically added to the shares authorized for issuance under the Registrant’s 2010 Employee Stock Purchase Plan, as amended (the “2010 ESPP”), on January 1, 2017 pursuant to Section 13(a) of the 2010 ESPP. Pursuant to such provision, on January 1st of each fiscal year commencing after January 1, 2017, the number of shares authorized for issuance under the 2010 ESPP is automatically increased by a number equal to the lesser of (i) 968,741 shares of Class A Common Stock, (ii) one and a quarter percent (1.25%) of the outstanding shares of the Company’s Class A Common Stock and Class B Common Stock on such date, and (iii) an amount determined by the Registrant’s Board of Directors or a duly authorized committee of the Board of Directors. Pursuant to such provision, on January 1, 2017, an additional 812,898 shares were added to the 2010 ESPP share reserve.
(8)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the total registration fee. Computation based upon 85% (see explanation in following sentence) of the average of the high and low prices of our Class A Common Stock as reported on the New York Stock Exchange on March 23, 2017. Pursuant to the 2010 ESPP, which plan is incorporated by reference herein, the purchase price of a share of Class A Common Stock shall be an amount equal to 85% of the fair market value of a share of Class A Common Stock on the Offering Date or the Exercise Date (each as defined in such plan), whichever is lower As described in the Explanatory Note below, the Class A Common Stock automatically converted into Shares on a one-for-one basis on March 29, 2017.
(9)	Represents shares of common stock that are issuable upon vesting of restricted stock units outstanding under the applicable plan as of the date of this Registration Statement.

EXPLANATORY NOTE

On March 29, 2017, all outstanding shares of the Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) of MaxLinear, Inc. (the “Registrant”), and Class B common stock, par value $0.0001 per share, of the Registrant (the “Class B Common Stock”), automatically converted into a single class of common stock (the “Common Stock”) pursuant to the terms of the Registrant’s Fifth Amended and Restated Certificate of Incorporation (the “Conversion”). No additional shares of Class A Common Stock or Class B Common Stock will be issued following the Conversion.

In connection with the Conversion, each right to acquire or vest in a share of Class A Common Stock, as applicable, pursuant to the (i) MaxLinear, Inc. 2010 Equity Incentive Plan, as amended; (ii) MaxLinear, Inc. 2010 Employee Stock Purchase Plan, as amended; (iii) Entropic Communications, Inc. 2007 Equity Incentive Plan; (iv) Entropic Communications, Inc. 2007 Non-Employee Directors’ Stock Option Plan and (v) MaxLinear, Inc. 2004 Stock Plan (collectively, the “Plans”) was converted into a right to acquire or vest in a share of Common Stock, as applicable, pursuant to the Plans. This Registration Statement relates to the registration of Common Stock to be offered and sold under the Plans.

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 has been delivered or will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on February 9, 2017;

(2)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 16, 2017, March 29, 2017, and March 30, 2017, only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(3)	The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A/A (File No. 001-34666) filed with the Commission on March 30, 2017, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated certificate of incorporation and its amended and restated bylaws provide that the Registrant is required to indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. Any repeal of or modification to the Registrant’s amended and restated certificate of incorporation or amended and restated bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. The Registrant has entered and expects to continue to enter into agreements to indemnify its directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Registrant believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Registrant also maintains directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions that are contained in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against the Registrant’s directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

See also Registrant’s undertakings in Section 9 of this Registration Statement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Specimen Common Stock Certificate of the Registrant (which is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Amendment No. 1 on Form 8-A (Registration No. 001-34666), filed on March 30, 2017).

4.2+	2010 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.6 of the Registrant’s Current Report on Form 8-K (File No. 001-34666), filed on August 15, 2016).

4.3+	Form of Agreement under the 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 of the Registrant’s Quarterly Report on Form 10-Q (File No. 001-34666), filed on July 28, 2011).

4.4+	2010 Employee Stock Purchase Plan, as amended (incorporated by reference to Exhibit 10.8 of the Registrant’s Current Report on Form 8-K (File No. 001-34666), filed on August 15, 2016).

4.5+	Entropic Communications, Inc. 2007 Equity Incentive Plan and Form of Option Agreement, Form of Option Grant Notice thereunder and Notice of Exercise (incorporated herein by reference to Exhibit 10.4 of Entropic Communication, Inc.’s Annual Report on Form 10-K (File No. 001-33844), filed on March 3, 2008).

4.6+	Entropic Communications, Inc. 2007 Non-Employee Directors’ Stock Option Plan and Form of Option Agreement, Forms of Grant Notice, and Notice of Exercise thereunder (incorporated herein by reference to Exhibit 10.2 of Entropic Communications, Inc.’s Annual Report on Form 10-K (File No. 001-33844), filed on February 3, 2011).

4.7+	2004 Stock Plan, as amended (incorporated by reference to Exhibit 10.3 of the Registrant’s Annual Report on Form 10-K (File No. 001-34666), filed on February 6, 2013).

4.8+	Form of Stock Option Agreement under the 2004 Stock Plan (incorporated by reference to Exhibit 10.4 of the Registrant’s Registration Statement on Form S-1 and all amendments thereto (File No. 333-162947)).

4.9+	Amendment No. 1 to the form of Stock Option Agreement under the 2004 Stock Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Registration Statement on Form S-1 and all amendments thereto (File No. 333-162947)).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).

+	Indicates management contract or compensatory plan, contract or arrangement.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs: (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on this 30th day of March, 2017.

MAXLINEAR, INC.

By:	/s/ Kishore Seendripu
Kishore Seendripu
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Kishore Seendripu, Ph.D. and Adam C. Spice, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Kishore Seendripu Kishore Seendripu	Chairman, President and Chief Executive Officer (Principal Executive Officer)	March 30, 2017

/s/ Adam C. Spice Adam C. Spice	Vice President and Chief Financial Officer (Principal Financial Officer)	March 30, 2017

/s/ Connie Kwong Connie Kwong	Corporate Controller (Principal Accounting Officer)	March 30, 2017

/s/ Curtis Ling Curtis Ling	Director and Chief Technical Officer	March 30, 2017

/s/ Steven C. Craddock Steven C. Craddock	Director	March 30, 2017

/s/ Albert J. Moyer Albert J. Moyer	Director	March 30, 2017

/s/ Thomas E. Pardun Thomas E. Pardun	Lead Director	March 30, 2017

/s/ Donald E. Schrock Donald E. Schrock	Director	March 30, 2017

/s/ Theodore Tewksbury Theodore Tewksbury	Director	March 30, 2017

MAXLINEAR, INC.

REGISTRATION STATEMENT ON FORM S-8

EXHIBIT INDEX

Exhibit Number	Description

4.1	Specimen Common Stock Certificate of the Registrant (which is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Amendment No. 1 on Form 8-A (Registration No. 001-34666), filed on March 30, 2017).

4.2+	2010 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.6 of the Registrant’s Current Report on Form 8-K (File No. 001-34666), filed on August 15, 2016).

4.3+	Form of Agreement under the 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 of the Registrant’s Quarterly Report on Form 10-Q (File No. 001-34666), filed on July 28, 2011).

4.4+	2010 Employee Stock Purchase Plan, as amended (incorporated by reference to Exhibit 10.8 of the Registrant’s Current Report on Form 8-K (File No. 001-34666), filed on August 15, 2016).

4.5+	Entropic Communications, Inc. 2007 Equity Incentive Plan and Form of Option Agreement, Form of Option Grant Notice thereunder and Notice of Exercise (incorporated herein by reference to Exhibit 10.4 of Entropic Communication, Inc.’s Annual Report on Form 10-K (File No. 001-33844), filed on March 3, 2008).

4.6+	Entropic Communications, Inc. 2007 Non-Employee Directors’ Stock Option Plan and Form of Option Agreement, Forms of Grant Notice, and Notice of Exercise thereunder (incorporated herein by reference to Exhibit 10.2 of Entropic Communications, Inc.’s Annual Report on Form 10-K (File No. 001-33844), filed on February 3, 2011).

4.7+	2004 Stock Plan, as amended (incorporated by reference to Exhibit 10.3 of the Registrant’s Annual Report on Form 10-K (File No. 001-34666), filed on February 6, 2013).

4.8+	Form of Stock Option Agreement under the 2004 Stock Plan (incorporated by reference to Exhibit 10.4 of the Registrant’s Registration Statement on Form S-1 and all amendments thereto (File No. 333-162947)).

4.9+	Amendment No. 1 to the form of Stock Option Agreement under the 2004 Stock Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Registration Statement on Form S-1 and all amendments thereto (File No. 333-162947)).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).

+ Indicates management contract or compensatory plan, contract or arrangement.